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FOR IMMEDIATE RELEASE: January 4, 2007

PetroHunter Energy Signs Agreement to Purchase Powder River Basin Oil and Gas Assets of Galaxy Energy Corporation

Denver, Colo. – Jan. 4, 2007 – PetroHunter Energy Corporation (“PetroHunter”) (OTC BB: PHUN) and its wholly owned subsidiary, PetroHunter Operating Company, have entered into an agreement (“PSA”) with Galaxy Energy Corporation (Amex: GAX) and its wholly owned subsidiary, Dolphin Energy Corporation, for PetroHunter Operating Company to purchase all of Galaxy’s and Dolphin’s oil and gas interests in the Powder River Basin of Wyoming and Montana.

Dolphin owns an average 86% working interest in 197 oil and gas wells in the Powder River Basin. Twenty-two wells are currently selling gas at an average rate of 850,000 cubic feet a day. The remaining wells are in various stages of dewatering, shut-in waiting on pipeline, or waiting to be completed.

The PSA, which was signed on December 29, 2006, provides for PetroHunter Operating Company to pay $45 million to acquire all of Galaxy’s and Dolphin’s oil and gas interests in Sheridan, Johnson, Converse and Campbell Counties in Wyoming, and in Big Horn, Custer, Powder River and Rosebud Counties in Montana. The purchase price will be $20 million in cash and $25 million in shares of PetroHunter common stock at the rate of $1.50 per share. Closing of the transaction will be subject to approval by Galaxy’s senior lenders, approval in its discretion of all matters by PetroHunter’s Board of Directors, including PetroHunter receiving financing on terms acceptable to it, and various other terms and conditions. Either party may terminate the agreement if the closing has not occurred by February 28, 2007.

The agreement calls for a $2 million earnest money payment to be made to Galaxy in two installments by January 31, 2007. PetroHunter has filed a Form 8-K concerning the PSA with the Securities and Exchange Commission.

Marc A. Bruner, who has a 32% beneficial ownership interest and is the largest shareholder in PetroHunter, also is a 14.3% beneficial shareholder of Galaxy. Marc A. Bruner is the father of Marc E. Bruner, the President, Chief Executive Officer and director of Galaxy. Marc E. Bruner is the stepson of Carmen J. Lotito, the Chief Financial Officer and a director of PetroHunter.

About PetroHunter Energy Corporation

PetroHunter, through the operations of its wholly-owned subsidiary, PetroHunter Operating Company, is a global oil and gas exploration and production company with primary assets consisting of an undivided 50% working interest in various oil and gas leases and related interests in oil and natural gas prospects, including approximately 220,000 net mineral acres in Colorado, Utah and Montana, and seven million net mineral acres in Australia. Each of the statements set forth above, regarding the total number of net mineral acres owned by PetroHunter and the net mineral acres in each project, refers to the combined total net mineral acres owned 50% by PetroHunter and 50% by its working interest partner. In each of its principal areas of operation PetroHunter is obligated to pay the first $50 million of total capital expenditures, except for its prospects in Montana and Australia, where PetroHunter is obligated to pay the first $100 million of total capital expenditures incurred. MAB Resources LLC, which is owned by Marc A. Bruner, is PetroHunter’s 50% working interest partner in each of these projects. Mark A. Bruner is the largest shareholder of PetroHunter.

PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN).

Forward-Looking Statements

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-KSB (annual report), 10-QSB (quarterly report) and other filings.

Additional information may be found at the PetroHunter Energy Corporation Web site, www.petrohunterenergy.com.